                                                                    EXHIBIT 99.1

                  COTT REPORTS RECORD RESULTS IN SECOND QUARTER

                  --    SALES RISE 19% TO $464 MILLION;
                  --    DILUTED EARNINGS PER SHARE RISE 17% TO $0.41;
                  --    ANNOUNCES NEW PLANT IS TO BE BUILT IN DALLAS/FT WORTH


                        (All information in U.S. Dollars)

TORONTO - JULY 22, 2004 -- Cott Corporation (NYSE:COT; TSX:BCB), today announced sharply higher sales and earnings for the second quarter ended July 3, 2004. Sales rose to $463.7 million, an increase of 19% over the second quarter last year. Excluding the impact of foreign exchange and acquisitions, sales were up 13%. Earnings per diluted share were $0.41, an increase of 17% from last year's reported $0.35.

"As retailer brand soft drinks continued their strong growth and momentum in the United States, we outpaced category growth in the second quarter", said Frank E. Weise, Cott's chairman and chief executive officer. "The UK and International business units also delivered strong performance in the quarter, and we worked closely with our retail partners around the world to innovate and drive sales".


SECOND QUARTER 2004

Sales climbed 19% in the second quarter to $463.7 million, an increase of 17% excluding the impact of foreign exchange and were up 13% excluding the impact of both foreign exchange and acquisitions. The Company's U.S. business unit reported a 22% improvement over last year, up 16% excluding the impact of acquisitions, while sales in the U.K./Europe business unit rose by 19%, up 6% excluding foreign exchange. Sales in Canada were down 1%, a decrease of 5% excluding foreign exchange. Sales in the International business unit rose to $16.1 million of which sales in Mexico amounted to $9.9 million.

Gross margin for the quarter of 18.4% was down from 19.8% last year. This decrease was as a consequence of higher input costs, combined with the impact of excess logistics costs resulting from higher than projected volume in the U.S. These logistics costs included additional co-pack fees, inter-plant shipping costs and customer freight. Operating income for the second quarter increased by 15% to $51.9 million.

"Significantly stronger than anticipated growth in the U.S. this quarter resulted in higher logistics costs there", said John K. Sheppard, Cott's president and chief operating officer. "We are focused on reducing these costs for the balance of the year by increasing our system capacity as we integrate the QBB and Cardinal Beverage acquisitions, and by increasing utilization of our Canadian facilities to service our U.S. customers."

Commenting further on the second quarter results, Sheppard said, "At the end of the quarter we implemented pricing to cover the recent increases in aluminum, PET and energy costs."


FIRST HALF 2004

Sales in the first six months were up 22% to $834.6 million, an increase of 19% excluding the impact of foreign exchange and up 15% excluding both foreign exchange and acquisitions. This improvement was led by a 22% gain in the U.S. In the U.K./Europe business unit, sales were up 29% for the first half, up 14% excluding the impact of foreign exchange, while in Canada sales rose by 8%, up 1% excluding foreign exchange. Sales in the International business unit were $30.8 million of which sales in Mexico were $18.9 million.

Gross margin was 18.7% for the first half of the year compared to 19.5% last year, primarily reflecting second quarter cost increases. Operating income rose 19% to $83.6 million. In the first quarter of 2004, the Company created a reserve against certain Canadian export receivables, resulting in a charge of $2.3 million in the first quarter.

Following up on its June 11, 2004 press release, the Company announced that its planned new U.S. beverage manufacturing facility will be located in Dallas/Fort Worth, Texas. Construction is expected to start in the third quarter of 2004 and it is anticipated that the plant will be in full production by the fourth quarter of 2005.

During the quarter, the Company announced that it had been advised by Thomas H. Lee Partners, L.P. (THL), that parties related to, or affiliated with them, distributed approximately 12.7 million shares of Cott common stock to their respective general and limited partners in two separate transactions that took place on May 20, 2004 and on June 22, 2004. As a result of these distributions, THL no longer has a significant shareholding in Cott Corporation. THL has advised the Company that its three representatives on Cott's board of directors would be resigning their positions effective July 23, 2004. Commenting on the transaction, Frank Weise said: "On behalf of the board and the entire Cott team, I would like to thank David Harkins, Hunter Boll and Tom Hagerty for their support and contributions to our Company over the past six years." Weise also said that Cott is in the process of recruiting additional board members.

2004 OUTLOOK

The Company also revised its sales guidance for the full year 2004. Sales are now expected to increase 15 - 18% for the year. Earnings per diluted share are anticipated between $1.23 and $1.27, and EBITDA is expected to be between $220 and $225 million, (see below for discussion of EBITDA). Capital spending is expected to be approximately $65 million in 2004.




                                    #  #  #



SECOND QUARTER RESULTS CONFERENCE CALL

Cott Corporation will host a conference call today (July 22, 2004) at approximately 1:30 PM EDT to discuss these results.

For those who wish to listen to the presentation, there is a listen-only dial-in telephone line, which can be accessed as follows:


              North America:     800-814-4890
              International:     416-640-1907


WEBCAST

To access the conference call today over the Internet, please visit Cott's website at http://www.cott.com at least fifteen minutes early to register, download, and install any necessary audio/video software. For those who are unable to access the live broadcast, a replay will be available at Cott's website following the conference call until July 29, 2004. Second quarter 2004 supplementary financial information for the conference call is available in Investor Relations/Financial Reports section of Cott's website.

ABOUT COTT CORPORATION

Cott Corporation is the world's largest retailer brand soft drink supplier, with the leading take home carbonated soft drink market shares in this segment in its core markets of the United States, Canada and the United Kingdom.

NON-GAAP MEASURE

EBITDA is defined as earnings from continuing operations before interest, income taxes, depreciation and amortization. Cott uses operating income as its primary measure of performance and cash flow from operations as its primary measure of liquidity. Nevertheless, Cott presents EBITDA in its filings for several reasons. Cott uses multiples of EBITDA and discounted cash flows in determining the value of its operations. In addition, Cott uses "cash return on assets", a financial measure calculated by dividing Cott's annualized EBITDA by its aggregate operating assets, for the purposes of calculating performance-related bonus compensation for its management employees, because that measure reflects the ability of management to generate cash while preserving assets. Finally, Cott includes EBITDA in its filings because it believes that its current and potential investors use multiples of EBITDA to make investment decisions about Cott. Investors should not consider EBITDA an alternative to net income, nor to cash provided by operating activities, nor any other indicators of performance or liquidity which have been determined in accordance with U.S. or Canadian GAAP. Cott's method of calculating EBITDA may differ from the methods used by other companies and, accordingly, Cott's EBITDA may not be comparable to similarly titled measures used by other companies.


SAFE HARBOR STATEMENTS

This press release contains forward-looking statements reflecting management's current expectations regarding future results of operations, economic performance, financial condition and achievements of the Company. Forward-looking statements, specifically those concerning future performance, are subject to certain risks and uncertainties, and actual results may differ materially. These risks and uncertainties are detailed from time to time in the Company's filings with the appropriate securities commissions, and include, without limitation, stability of procurement costs for raw and packaging materials, adverse weather conditions, competitive activities by national, regional and retailer brand beverage manufacturers, the Company's ability to develop new products that appeal to consumer tastes, the Company's ability to identify acquisition candidates, successfully consummate acquisitions and integrate acquired businesses into its operations, fluctuations in currency versus the U.S. dollar, the uncertainties of litigation, loss of key customers and retailers' continued commitment to their retailer brand beverage programs. The foregoing list of factors is not exhaustive. The Company undertakes no obligation to publicly update or revise any forward-looking statements.


COTT CONTACTS

Edmund O'Keeffe   Tel: (416) 203-5617

                                                                       EXHIBIT 1

                                COTT CORPORATION
                       CONSOLIDATED STATEMENTS OF INCOME
         (IN MILLIONS OF US DOLLARS EXCEPT PER SHARE AMOUNTS, US GAAP)
                                   UNAUDITED

                                         FOR THE THREE MONTHS ENDED      FOR THE SIX MONTHS ENDED
                                         ---------------------------   ---------------------------
                                         JULY 3, 2004  JUNE 28, 2003   JULY 3, 2004  JUNE 28, 2003
                                         ------------  -------------   ------------  -------------
SALES                                     $   463.7      $   388.1      $   834.6      $   683.4
Cost of sales                                 378.2          311.2          678.7          550.1
                                          ---------      ---------      ---------      ---------
GROSS PROFIT                                   85.5           76.9          155.9          133.3

Selling, general and
  administrative expenses                      34.1           32.5           72.8           64.1
Unusual items                                  (0.5)          (0.8)          (0.5)          (0.8)
                                          ---------      ---------      ---------      ---------
OPERATING INCOME                               51.9           45.2           83.6           70.0

Other expense, net                               --            0.9            0.3            1.4
Interest expense, net                           6.6            6.6           13.2           14.3
Minority interest                               1.2            0.7            2.2            1.3
                                          ---------      ---------      ---------      ---------
INCOME BEFORE INCOME TAXES AND
 EQUITY LOSS                                   44.1           37.0           67.9           53.0

Income taxes                                  (14.6)         (12.4)         (22.9)         (17.8)
Equity loss                                    (0.1)            --           (0.2)          (0.1)
                                          ---------      ---------      ---------      ---------
NET INCOME                                $    29.4      $    24.6      $    44.8      $    35.1
                                          =========      =========      =========      =========

VOLUME -- 8 OZ EQUIVALENT CASES               328.6          267.3          598.7          475.4

NET INCOME PER COMMON SHARE
  Basic                                   $    0.41      $    0.36      $    0.63      $    0.51
  Diluted                                 $    0.41      $    0.35      $    0.62      $    0.50

                                                                       EXHIBIT 2

                                COTT CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                      (IN MILLIONS OF US DOLLARS, US GAAP)
                                   UNAUDITED

                                                FOR THE THREE MONTHS ENDED     FOR THE SIX MONTHS ENDED
                                                ---------------------------  -----------------------------
                                                JULY 3, 2004  JUNE 28, 2003  JULY 3, 2004    JUNE 28, 2003
                                                ------------  -------------  ------------    -------------

OPERATING ACTIVITIES
     Net income                                  $    29.4      $    24.6      $    44.8      $    35.1
     Depreciation and amortization                    15.0           12.8           30.0           24.9
     Amortization of financing fees                    0.1            0.4            0.3            1.3
     Deferred income taxes                             4.6            4.4            4.3            6.5
     Minority interest                                 1.2            0.7            2.2            1.3
     Equity loss                                       0.1           --              0.2            0.1
     Other non-cash items                              0.3           (0.7)           0.6           (0.4)
     Net change in non-cash working capital          (52.7)         (18.1)         (65.4)         (19.8)
                                                 ---------      ---------      ---------      ---------
     Cash provided by (used in) operating
       activities                                     (2.0)          24.1           17.0           49.0
                                                 ---------      ---------      ---------      ---------

INVESTING ACTIVITIES
     Additions to property, plant and equipment      (11.1)         (17.8)         (22.4)         (27.9)
     Acquisitions and equity investments                --           (0.2)         (17.7)          (0.5)
     Other investing activities                        3.3            0.1            3.1            0.1
                                                 ---------      ---------      ---------      ---------
     Cash used in investing activities                (7.8)         (17.9)         (37.0)         (28.3)
                                                 ---------      ---------      ---------      ---------

FINANCING ACTIVITIES
     Payments of long-term debt                       (0.3)         (15.4)          (2.5)         (53.4)
     Issue of long-term debt                            --            3.7             --            3.7
     Short-term borrowings                             4.3            2.6            6.4           24.3
     Distributions to subsidiary minority
        shareowner                                    (1.0)          (0.5)          (2.2)          (1.7)
     Issue of common shares                            7.7            4.6            9.9            5.7
     Other financing activities                       (0.1)          (0.2)          (0.2)          (0.2)
                                                 ---------      ---------      ---------      ---------
     Cash provided by (used in) financing
        activities                                    10.6           (5.2)          11.4          (21.6)
                                                 ---------      ---------      ---------      ---------
Effect of exchange rate changes on cash               (0.2)          (0.1)          (0.2)          (0.1)
                                                 ---------      ---------      ---------      ---------
NET INCREASE (DECREASE) IN CASH                        0.6            0.9           (8.8)          (1.0)
CASH, BEGINNING OF PERIOD                              9.0            1.4           18.4            3.3
                                                 ---------      ---------      ---------      ---------
CASH, END OF PERIOD                              $     9.6      $     2.3      $     9.6      $     2.3
                                                 =========      =========      =========      =========

                                                                       EXHIBIT 3

                                COTT CORPORATION
                          CONSOLIDATED BALANCE SHEETS
                      (IN MILLIONS OF US DOLLARS, US GAAP)


                                            UNAUDITED            AUDITED
                                          JULY 3, 2004       JANUARY 3, 2004
                                          ------------       ---------------
ASSETS

CURRENT ASSETS
Cash                                        $     9.6           $    18.4
Accounts receivable                             224.6               148.8
Inventories                                     129.3                94.4
Prepaid and other expenses                        9.2                 5.5
                                            ---------           ---------
                                                372.7               267.1
PROPERTY, PLANT AND EQUIPMENT                   323.8               314.3
GOODWILL                                         81.0                81.6
INTANGIBLES AND OTHER ASSETS                    241.5               245.8
                                            ---------           ---------
                                            $ 1,019.0           $   908.8
                                            =========           =========

LIABILITIES AND SHAREOWNERS' EQUITY

CURRENT LIABILITIES
Short-term borrowings                       $    84.7           $    78.1
Current maturities of long-term debt              1.5                 3.3
Accounts payable and accrued liabilities        184.7               140.5
                                            ---------           ---------
                                                270.9               221.9
LONG-TERM DEBT                                  275.4               275.7
DEFERRED INCOME TAXES                            45.4                40.5
                                            ---------           ---------
                                                591.7               538.1

MINORITY INTEREST                                25.6                25.6

SHAREOWNERS' EQUITY
Capital stock                                   281.8               267.9
Retained earnings                               128.1                83.3
Accumulated other comprehensive income           (8.2)               (6.1)
                                            ---------           ---------
                                                401.7               345.1
                                            ---------           ---------
                                            $ 1,019.0           $   908.8
                                            =========           =========

                                                                       EXHIBIT 4

                                COTT CORPORATION
                              SEGMENT INFORMATION
                      (IN MILLIONS OF US DOLLARS, US GAAP)
                                   UNAUDITED

                            FOR THE THREE MONTHS ENDED     FOR THE SIX MONTHS ENDED
                            ---------------------------   ---------------------------
                            JULY 3, 2004  JUNE 28, 2003   JULY 3, 2004  JUNE 28, 2003
                            ------------  -------------   ------------  -------------
SALES
  USA                        $   340.4      $   278.0      $   613.5      $   504.6
  Canada                          54.9           55.7           94.7           87.5
  UK & Europe                     51.7           43.6           94.4           73.1
  International                   16.1           10.5           30.8           17.7
  Corporate                        0.6            0.3            1.2            0.5
                             ---------      ---------      ---------      ---------
                             $   463.7      $   388.1      $   834.6      $   683.4
                             =========      =========      =========      =========

OPERATING INCOME (LOSS)
  USA                        $    39.9      $    35.7      $    71.0      $    61.2
  Canada                           6.3            6.1            6.7            6.9
  UK & Europe                      3.8            3.0            5.4            2.7
  International                    3.7            1.9            6.4            3.2
  Corporate                       (1.8)          (1.5)          (5.9)          (4.0)
                             ---------      ---------      ---------      ---------
                             $    51.9      $    45.2      $    83.6      $    70.0
                             =========      =========      =========      =========

                                                                       EXHIBIT 5

                                COTT CORPORATION
                  SUPPLEMENTARY INFORMATION - NON GAAP MEASURES
                          (IN MILLIONS OF US DOLLARS)
                                   UNAUDITED

                                      FOR THE THREE MONTHS ENDED     FOR THE SIX MONTHS ENDED
                                      ---------------------------   ---------------------------
                                      JULY 3, 2004  JUNE 28, 2003   JULY 3, 2004  JUNE 28, 2003
                                      ------------  -------------   ------------  -------------

NET INCOME                             $    29.4      $    24.6      $    44.8      $    35.1
  Depreciation and amortization             15.0           12.8           30.0           24.9
  Interest expense, net                      6.6            6.6           13.2           14.3
  Income taxes                              14.6           12.4           22.9           17.8
                                       ---------      ---------      ---------      ---------
EBITDA                                 $    65.6      $    56.4      $   110.9      $    92.1
                                       =========      =========      =========      =========



FOR THE YEAR ENDED JANUARY 1, 2005 -- GUIDANCE

INCOME FROM CONTINUING OPERATIONS       $87 - $91

  Depreciation and amortization            $60
  Interest expense, net                    $28
  Income taxes                          $45 - $46
                                       -----------
EBITDA                                 $220 - $225
                                       ===========

EBITDA is defined as earnings from continuing operations before interest, income taxes, depreciation and amortization. Cott uses operating income as its primary measure of performance and cash flow from operations as its primary measure of liquidity. Nevertheless, Cott presents EBITDA in its filings for several reasons. Cott uses multiples of EBITDA and discounted cash flows in determining the value of its operations. In addition, Cott uses "cash return on assets," a financial measure calculated by dividing Cott's annualized EBITDA by its aggregate operating assets, for the purposes of calculating performance-related bonus compensation for its management employees, because that measure reflects the ability of management to generate cash while preserving assets. Finally, Cott includes EBITDA in its filings because it believes that its current and potential investors use multiples of EBITDA to make investment decisions about Cott. Investors should not consider EBITDA an alternative to net income, nor to cash provided by operating activities, nor any other indicators of performance or liquidity which have been determined in accordance with U.S. or Canadian GAAP. Cott's method of calculating EBITDA may differ from the methods used by other companies and, accordingly, Cott's EBITDA may not be comparable to similarly titled measures used by other companies.


SAFE HARBOR STATEMENTS

This document contains forward-looking statements reflecting management's current expectations regarding future results of operations, economic performance, financial condition and achievements of the Company. Forward-looking statements, specifically those concerning future performance, are subject to certain risks and uncertainties, and actual results may differ materially. These risks and uncertainties are detailed from time to time in the Company's filings with the appropriate securities commissions, and include, without limitation, stability of procurement costs for raw and packaging materials, adverse weather conditions, competitive activities by national, regional and retailer brand beverage manufacturers, the Company's ability to develop new products that appeal to consumer tastes, the Company's ability to identify acquisition candidates, successfully consummate acquisitions and integrate acquired businesses into its operations, fluctuations in currency versus the U.S. dollar, the uncertainties of litigation, loss of key customers and retailers' continued commitment to their retailer brand beverage programs. The foregoing list of factors is not exhaustive. The Company undertakes no obligation to publicly update or revise any forward-looking statements.